Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Assistant Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES THIRD QUARTER RESULTS

WINCHESTER, Virginia (February 27, 2017) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its third fiscal quarter ended January 31, 2017.

Net sales for the third fiscal quarter increased 14% to $249.3 million compared with the same quarter of the prior fiscal year. Net sales for the first nine months of the current fiscal year increased 9% to $771.5 million from the comparable period of the prior fiscal year. The Company experienced growth in both the new construction and remodel channels during the third quarter of fiscal year 2017.

Net income was $14.6 million ($0.89 per diluted share) for the third quarter of the current fiscal year compared with $12.0 million ($0.73 per diluted share) in the same quarter of the prior fiscal year. Net income for the first nine months of the current fiscal year was $53.9 million ($3.28 per diluted share) compared with $45.4 million ($2.76 per diluted share) for the same period of the prior fiscal year.

Gross profit for the third quarter of the current fiscal year was 20.7% of net sales compared with 20.4% in the same quarter of the prior fiscal year. Gross profit for the first nine months of the current fiscal year was 21.7% of net sales compared with 21.4% for the same period in the prior year. Gross profit in the current quarter was favorably impacted by higher sales volume and improved operating efficiency. Gross profit for the first nine months of the current fiscal year was favorably impacted by higher sales volume, lower labor benefit costs and improved operating efficiency.

Selling, general and administrative costs for the third quarter of the fiscal year 2017 were 12.0% of net sales compared with 11.8% in the same quarter of the prior fiscal year. Selling, general and administrative costs for the first nine months of the current fiscal year were 11.1% of net sales compared with 11.3% for the same period in the prior year. The Company’s expense ratio was negatively impacted in the current quarter due to increased spending on product launches and non-recurring lease exit costs. The improvement in the Company’s operating expense ratio in the first nine months of the current fiscal year was driven by favorable leverage from increased sales, lower commissions and on-going expense control.

The Company generated net cash from operating activities of $51.7 million during the first nine months of fiscal year 2017 compared with $53.6 million during the same period in the prior year. The decrease in the Company’s cash from operating activities was driven primarily by higher discretionary contributions to the Company’s pension plans, which was partially offset by higher operating profitability. Net cash used by investing activities was $51.7 million during the first nine months of the current fiscal year compared with $33.7 million during the same period of the prior year due to an increased net investment of $29.3 million in certificates of deposit, which was partially offset by decreased investment in property, plant and equipment. Net cash used by financing activities of $11.2 million increased $6.4 million during the first nine months of the current fiscal year compared to the same period in the prior year as the company repurchased 178,118 shares of common stock at a cost of $13.4 million, a $1.4 million increase from the prior year, and proceeds from the exercise of stock options decreased $5.4 million.

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AMWD Announces Third Quarter Results

February 27, 2017

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates nine manufacturing facilities and seven service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Nine Months Ended
	January 31		January 31
	2017	2016	2017	2016

Net Sales	$249,285	$218,632	$771,511	$706,122
Cost of Sales & Distribution	197,689	174,034	604,446	555,299
Gross Profit	51,596	44,598	167,065	150,823
Sales & Marketing Expense	18,519	16,674	52,128	49,176
G&A Expense	11,476	9,183	33,083	30,647
Operating Income	21,601	18,741	81,854	71,000
Interest & Other (Income) Expense	(172)	58	(309)	63
Income Tax Expense	7,220	6,670	28,312	25,586
Net Income	$14,553	$12,013	$53,851	$45,351

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	16,381,223	16,457,308	16,400,842	16,450,394

Income Per Diluted Share	$0.89	$0.73	$3.28	$2.76

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AMWD Announces Third Quarter Results

February 27, 2017

Condensed Consolidated Balance Sheet
(Unaudited)
	January 31	April 30
	2017	2016

Cash & Cash Equivalents	$163,216	$174,463
Investments - certificates of deposit	56,750	25,750
Customer Receivables	59,488	55,813
Inventories	41,268	39,319
Other Current Assets	7,015	6,864
Total Current Assets	327,737	302,209
Property, Plant & Equipment	103,123	99,332
Investments - certificates of deposit	21,500	18,250
Other Assets	37,999	46,569
Total Assets	$490,359	$466,360

Current Portion - Long-Term Debt	$1,577	$1,574
Accounts Payable & Accrued Expenses	94,559	90,739
Total Current Liabilities	96,136	92,313
Long-Term Debt	24,463	22,145
Other Liabilities	41,716	71,141
Total Liabilities	162,315	185,599
Stockholders' Equity	328,044	280,761
Total Liabilities & Stockholders' Equity	$490,359	$466,360

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended
	January 31
	2017	2016

Net Cash Provided by Operating Activities	$51,664	$53,561
Net Cash Used by Investing Activities	(51,734)	(33,679)
Net Cash Used by Financing Activities	(11,177)	(4,744)
Net (Decrease) Increase in Cash and Cash Equivalents	(11,247)	15,138
Cash and Cash Equivalents, Beginning of Period	174,463	149,541

Cash and Cash Equivalents, End of Period	$163,216	$164,679

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